Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), made this 16th day of June, 2021 (the “Effective Date”), is entered into by and between Translate Bio, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch, an individual residing at 18 Marlborough St, Boston, MA 02116 (the “Consultant”).

INTRODUCTION

Consultant is currently serving a three year term on the board of directors of the Company as a director and chairman of the board, which such term ending on June 16, 2021 (the “Term End Date”). The Company and the Consultant desire to establish the terms and conditions under which the Consultant shall continue service to the Company from and after Term End Date. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. In the role of senior advisor to the Company, the Consultant agrees to provide such advisory services to the Company as may be reasonably requested from time to time by the Company, including strategic advice and special projects.

2. Term. This Agreement shall commence on the Term End Date and shall continue until the Consultant’s service is terminated in accordance with the provisions of Section 4 (such period, the “Consultation Period”).

3. Compensation.

3.1 Consulting Fee. During the Consultation Period, the Company shall pay to the Consultant consulting fees of $8,333.33 per month ($100,000 on an annual basis), payable in arrears on the last day of each month. Payment for any partial month of service during the Consultation Period shall be prorated.

3.2 Equity. During the Consultation Period, any equity awards previously granted by the Company to the Consultant shall continue to vest and be exercisable, and the commencement of the Consultation Period immediately following the Term End Date shall be deemed not to create a cessation of service that would cause such awards either (y) to cease to vest or (z) to cease to be exercisable after a set period of time following the Term End Date.

3.3 Expenses. The Company shall reimburse the Consultant for all reasonable documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, including Consultant’s travel and lodging expenses, upon presentation by the Consultant of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. The Consultant shall submit to the Company itemized monthly statements of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. The Company shall pay the reasonable and documented fees and expenses of Moulton Law Group, PLLC, counsel for the Consultant, incurred in connection with the preparation and negotiation of this Agreement, not to exceed $2,500.

3.4 Benefits. The Consultant shall not be entitled to participate in any health or dental benefit programs that the Company establishes and makes available to its employees, and shall not be entitled to participate in any other benefit programs that the Company establishes and makes available to its employees, if any.

3.5 Taxes. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and the Consultant agrees to and acknowledge the obligation to pay all taxes including without limitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to the Consultant. The Consultant shall indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities.

4. Termination. This Agreement may be terminated by either the Company or the Consultant upon not less than ninety (90) days’ prior written notice to the other party; provided, however, that either party may terminate this Agreement immediately upon written notice to the other party in the event such other party has materially breached this Agreement. In the event of any termination of this Agreement, the Consultant shall be entitled to payment of consulting fees hereunder and for expenses paid or incurred hereunder prior to the effective date of termination.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Proprietary Information, Inventions, and Non-Compete.

6.1 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant shall not disclose any Proprietary Information to any person or entity other than employees, officers, directors, lawyers, accountants and consultants of the Company or use the same for any purposes (other than in the performance of his duties as a consultant of the Company) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of performing his duties as a consultant of the Company.

(c) The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e) The Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

(g) Pursuant to the federal Defend Trade Secrets Act of 2016, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement shall be interpreted or applied to prohibit the Consultant from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Consultant believes to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

6.2 Inventions.

(a) All inventions, creations, discoveries, computer programs, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the Consultation Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Consultant’s performance of duties pursuant to this Agreement or (ii) during or after the Consultation Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b) Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c) The Consultant shall promptly disclose to the Company all Inventions and shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7. Other Agreements. The Consultant represents that his performance of all of the terms of this Agreement do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any trade secrets, confidential or proprietary information or material belonging to any current or previous employer or others.

8. Non-Exclusivity. The Consultant retains the right to be employed or engaged by other companies and to contract with other companies or entities for his consulting services without restriction.

9. Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek and obtain both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

10. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee of the Company.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15. Non-Assignability of Contract by the Consultant. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

17. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or consolidated or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

18. Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

19. Survival. Section 4 and Sections 6 through 21 shall survive the termination of this Agreement.

20. Section 409A.

20.1 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Consultant’s termination of service, then such payments or benefits shall be payable only upon the Consultant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

20.2 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

20.3 The Company makes no representation or warranty and shall have no liability to the Consultant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21. Miscellaneous.

21.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

21.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year set forth above.

TRANSLATE BIO, INC.

By:	/s/ Paul Burgess
Name: Paul Burgess
Title: Chief Operating Officer and Chief Legal Officer

CONSULTANT

/s/ Daniel S. Lynch
Daniel S. Lynch

[Signature Page to Consulting Agreement]